               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 Form 8-K/A

                               CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                         August 7, 2001 (May 24, 2001)



                      MATTHEWS INTERNATIONAL CORPORATION
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)



         Pennsylvania             0-9115 and 0-24494         25-0644320
 ----------------------------     ------------------        ------------
 (State or other jurisdiction        (Commission           (IRS Employer
      of incorporation)              File Numbers)       Identification No.)



 Two NorthShore Center, Pittsburgh, PA                       15212-5851
----------------------------------------                     ----------
(Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code:       (412) 442-8200
                                                          --------------

                   INFORMATION TO BE INCLUDED IN THE REPORT


This Current Report on Form 8-K/A is being filed pursuant to Item 7(a)(4) and
Item 7(b)(2) of Form 8-K to include the financial statements and pro forma financial information in connection with the Registrant's Current Report on Form 8-K filed on June 8, 2001.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements of Acquired Business

The following financial statements are filed herewith as required pursuant to this Item and the requirements of the Securities Exchange Act of 1934:

Audited financial statements for the year
ended December 31, 2000, including unaudited
financial statements for the three-month
period ended March 31, 2001                                   Appendix A


(b)  Pro Forma Financial Information

The following unaudited pro forma financial statements are filed herewith as required pursuant to this Item and the requirements of the Securities Exchange Act of 1934:

Pro forma condensed consolidated balance
sheet at March 31, 2001                                       Appendix B

Pro forma condensed consolidated statement of
income for six months ended March 31, 2001                    Appendix C

Pro forma condensed consolidated statement of
income for the year ended September 30, 2000                  Appendix D


The unaudited pro forma condensed consolidated balance sheet at March 31, 2001 reflects the financial position of Matthews International Corporation ("Matthews") after giving effect to the acquisition of the Commemorative Products business of The York Group, Inc. ("York") and assumes the acquisition occurred on March 31, 2001. The unaudited pro forma condensed consolidated statements of income for the year ended September 30, 2000 and the six months ended March 31, 2001 assume that the acquisition occurred on October 1, 1999, and are based on the operations of Matthews for the year ended September 30, 2000 and the six months ended March 31, 2001, respectively. The unaudited pro forma statement of income for the year ended September 30, 2000 reflects the statement of income of the Commemorative Products business of York for the year ended December 31, 2000.

Matthews has accounted for this acquisition using the purchase method and, accordingly, recorded the acquired assets and liabilities at their estimated fair values at the closing date. The purchase price allocations are preliminary. Final allocations will be made based upon valuations and other studies that have not yet been completed.

The unaudited pro forma condensed consolidated financial statements presented herein are provided for illustrative purposes only and include certain adjustments, such as goodwill amortization and interest expense on acquisition debt. The pro forma adjustments presented are based on available information and include certain assumptions and adjustments that are considered reasonable under the circumstances. These adjustments are directly attributable to the transaction referenced above and are expected to have a continuing impact on the Registrant's results of operations and financial condition. No assumptions were made regarding restructuring costs or recurring synergies that may occur as a result of the acquisition.

The pro forma information does not purport to be indicative of the financial position or results of operations of the Registrant that would have actually occurred had the transaction been in effect as of the date or for the periods presented. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes of the Registrant.

The condensed consolidated balance sheet of Matthews as of March 31, 2001 and the condensed consolidated statement of income of Matthews for the six months ended March 31, 2001 were derived from the unaudited interim condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001. The condensed consolidated statement of income of Matthews for the year ended September 30, 2000 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended September 30, 2000.


(c)  Exhibits

None

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           MATTHEWS INTERNATIONAL CORPORATION
                                                      (Registrant)


                                       By  Edward J. Boyle
                                           ----------------------------------
                                           Edward J. Boyle
                                           Vice President, Accounting &
                                            Finance, Treasurer and Secretary




Date: August 7, 2001

                                                                   APPENDIX A
YORK BRONZE COMPANY AND OMC INDUSTRIES, INC.
(Wholly Owned Subsidiaries of The York Group, Inc.)

Combined Financial Statements
As of December 31, 2000
Together With Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To the Board of Directors of
Matthews International Corporation:

We have audited the accompanying combined balance sheet of York Bronze Company (a Delaware corporation) and OMC Industries, Inc. (a Texas corporation) (collectively, the Bronze Companies), as of December 31, 2000, and the related combined statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Bronze Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Bronze Companies as of December 31, 2000, and the combined results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



Arthur Andersen LLP


Houston, Texas
July 27, 2001

YORK BRONZE COMPANY AND OMC INDUSTRIES, INC.
(Wholly Owned Subsidiaries of The York Group, Inc.)
COMBINED BALANCE SHEETS
(In Thousands, Except Share and Per Share Data)

                                              December 31,          March 31,
                                                  2000                2001
                                              -----------           ---------
ASSETS                                                             (Unaudited)
CURRENT ASSETS:
 Cash                                            $    376           $    200
 Trade accounts receivable, net of allowance
  for doubtful accounts of $198 and $217            3,844              4,763
 Notes receivable                                      80                 63
 Inventories                                        2,642              2,397
 Prepaid expenses and other current assets            292                244
                                                   ------             ------
  Total current assets                              7,234              7,667
PROPERTY, PLANT AND EQUIPMENT, net                 14,631             13,038
GOODWILL, net                                      48,484             48,142
OTHER ASSETS                                          896                927
ASSETS HELD FOR SALE                                1,697              1,841
                                                   ------             ------
 Total assets                                    $ 72,942           $ 71,615
                                                   ======             ======
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable                             $     2,888          $   2,779
 Accrued liabilities                                1,377                959
 Deferred tax liabilities                             557                239
 Current portion of long-term debt
  and capital lease obligation                         51                 52
 Amounts due to Parent                             16,187             14,861
                                                   ------             ------
  Total current liabilities                        21,060             18,890
LONG-TERM DEBT AND CAPITAL LEASE
 OBLIGATION, net of current portion                   373                349
DEFERRED TAX LIABILITIES                            3,295              3,593
OTHER NONCURRENT LIABILITIES                        4,237              4,251
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
 Common stock -
  York Bronze Company, par value of
   $1.00 per share; 1,000 shares
   authorized, issued and outstanding                   1                  1
  OMC Industries, Inc., par value of $.10
   per share; 1,000 shares authorized,
   issued and outstanding                               -                  -
 Additional paid-in capital                        30,781             30,781
 Retained earnings                                 13,195             13,750
                                                   ------             ------
  Total stockholder's equity                       43,977             44,532
                                                   ------             ------
 Total liabilities and stockholder's equity      $ 72,942           $ 71,615
                                                   ======             ======

The accompanying notes are an integral part of these combined financial statements.

YORK BRONZE COMPANY AND OMC INDUSTRIES, INC.
(Wholly Owned Subsidiaries of The York Group, Inc.)
COMBINED STATEMENTS OF INCOME
(In Thousands)


                                          Year Ended      Three Months Ended
                                         December 31,          March 31,
                                             2000          2000        2001
                                         -----------     --------    --------
                                                              (Unaudited)

NET SALES (Including sales to Parent
 of $91, $65 and $3, respectively)          $ 43,259     $  9,623    $ 11,166

COST OF SALES                                 28,346        6,582       6,849
                                              ------       ------      ------
  Gross profit                                14,913        3,041       4,317

OTHER OPERATING EXPENSES                       9,610        2,336       2,888

PLANT CLOSURE AND SHUTDOWN EXPENSES            2,084            -         402
                                              ------       ------      ------
  Operating income                             3,219          705       1,027

OTHER INCOME (EXPENSES):
 Interest expense                                (94)         (31)        (24)
 Other income                                     63           14         126
                                              ------       ------      ------
INCOME BEFORE INCOME TAXES                     3,188          688       1,129

INCOME TAX PROVISION                           1,767          402         574
                                              ------       ------      ------
NET INCOME                                  $  1,421     $    286    $    555
                                              ======       ======      ======

The accompanying notes are an integral part of these combined financial statements.

YORK BRONZE COMPANY AND OMC INDUSTRIES, INC.
(Wholly Owned Subsidiaries of The York Group, Inc.)
COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
(In Thousands, Except Share Amounts)

                         York Bronze            OMC
                           Company        Industries, Inc.,  Additional                     Total
                         Common Stock       Common Stock      Paid-In      Retained      Stockholder's
                       Shares   Amount    Shares   Amount     Capital      Earnings         Equity
                       ------   ------    ------   ------     -------      --------      -------------
BALANCE,
 December 31, 1999      1,000   $    1     1,000   $    -     $ 30,781      $ 11,774       $ 42,556
 Net income               -        -         -          -          -           1,421          1,421
                        -----    -----     -----    -----       ------        ------         ------
BALANCE,
 December 31, 2000      1,000        1     1,000        -       30,781        13,195         43,977
 Net income
 (unaudited)              -          -       -          -          -             555            555
                        -----    -----     -----    -----       ------        ------         ------
BALANCE,
 March 31, 2001
 (unaudited)            1,000   $    1     1,000   $    -     $ 30,781      $ 13,750       $ 44,532
                        =====    =====     =====    =====       ======        ======         ======


The accompanying notes are an integral part of these combined financial statements.

YORK BRONZE COMPANY AND OMC INDUSTRIES, INC.
(Wholly Owned Subsidiaries of The York Group, Inc.)
COMBINED STATEMENTS OF CASH FLOWS
(In Thousands)
                                          Year Ended      Three Months Ended
                                         December 31,          March 31,
                                             2000          2000        2001
                                         -----------     --------    --------
                                                              (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                  $  1,421     $    286    $    555
Adjustments to reconcile net income to net
 cash provided by operating activities -
Depreciation and amortization                  2,674          719       1,309
(Gain) loss on disposition of equipment          (26)          32           -
Deferred income taxes                          1,938          777         (20)
Plant closure and shutdown expenses            2,084            -         402
Decrease (increase) in -
 Trade accounts and notes receivable           2,096          691        (902)
 Inventories                                     266          128         245
 Prepaid expenses and
  other current assets                           897           84          48
 Other assets                                   (347)         430         (31)
Increase (decrease) in -
 Accounts payable and accrued liabilities     (1,012)        (665)       (527)
 Other noncurrent liabilities                   (354)        (132)         14
                                              ------       ------      ------
 Net cash provided by (used in)
  operating activities                         9,637        2,350       1,093
                                              ------       ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposition of equipment           266            -         100
Capital expenditures                          (1,772)        (482)        (20)
                                              ------       ------      ------
 Net cash provided by (used in)
  investing activities                        (1,506)        (482)         80
                                              ------       ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in amounts due to Parent             (7,853)      (1,268)     (1,326)
Repayments of long-term debt
 and capital lease obligation                    (51)         (18)        (23)
                                              ------       ------      ------
 Net cash used in financing activities        (7,904)      (1,286)     (1,349)
                                              ------       ------      ------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                       227          582        (176)
CASH, beginning of period                        149          149         376
                                              ------       ------      ------
CASH, end of period                         $    376     $    731    $    200
                                              ======       ======      ======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest    $     99     $     27    $     21
                                              ======       ======      ======

The accompanying notes are an integral part of these combined financial statements.

YORK BRONZE COMPANY AND OMC INDUSTRIES, INC.
(Wholly Owned Subsidiaries of The York Group, Inc.)
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2000

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Background

The accompanying combined financial statements include the accounts of York Bronze Company (York Bronze) and OMC Industries, Inc. (OMC) (collectively, the Bronze Companies). The Bronze Companies manufacture bronze memorials and architectural bronze industrial signage and plaques for sale primarily in the United States. The Bronze Companies were wholly owned subsidiaries of The York Group, Inc. (York or the Parent). Because of the common ownership and interrelationship of the Bronze Companies, the financial statements of York Bronze and OMC have been combined for purposes of the financial statements presented herein after eliminating significant intercompany balances and transactions.

Sale of Bronze Companies

Effective May 24, 2001, Matthews International Corporation (Matthews) acquired all of the outstanding common stock of the Bronze Companies from York. The purchase price of the Bronze Companies paid by Matthews was approximately $9.1 million below the historical cost basis of the Bronze Companies' combined net assets. This loss was recorded by York upon the sale of the Bronze Companies in May 2001. The Bronze Companies' combined financial statements have been prepared on the historical basis of accounting in accordance with accounting principles generally accepted in the United States, which may be greater or less than the fair value of the assets and liabilities as determined by Matthews. The $9.1 million loss recorded by York in May 2001 is not reflected in the accompanying combined financial statements. Immediately preceding the Matthews purchase, all amounts due to York by the Bronze Companies were accounted for as an additional York capital contribution to the Bronze Companies.

Subsequent to the Matthews purchase, Matthews announced the closure of OMC. Matthews is currently evaluating the net assets of OMC for realization.

Unaudited Interim Financial Statements

The accompanying combined balance sheet as of March 31, 2001, the combined statements of income and cash flows for the three months ended March 31, 2000 and 2001, and the combined statement of stockholder's equity for the three months ended March 31, 2001, are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the interim periods. Results for the three months ended March 31, 2001, are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

Revenue Recognition

The substantial majority of the Bronze Companies' revenue is recognized when products are shipped or services are rendered. The Bronze Companies offer price discounts and rebates to customers. Discounts and rebates are estimated and reported as a reduction of sales at the time the Bronze Companies' products are sold.

The Bronze Companies also manufacture memorials under firm contracts for which title and risk of loss are passed to the customer. The Bronze Companies consider these arrangements to be long-term contracts, as defined by Statement of Position (SOP) 81-1. Accordingly, revenue for these arrangements is recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to total estimated costs to be incurred. Billings in excess of costs and estimated earnings is included in accrued liabilities and other noncurrent liabilities in the accompanying combined balance sheet and is recognized as revenue upon final completion and delivery.

Losses on contracts, if any, are recognized when such losses can be estimated. As these arrangements normally extend over one or more years, revisions in costs and profits are reflected during the period in which facts requiring the revision become known. While management uses available information to estimate total costs, future costs could exceed or be less than such estimates, resulting in adjustments to the Bronze Companies' revenues and profits.

Inventories

Inventories are valued at the lower of cost or market with cost determined under the first-in, first-out (FIFO) method.

Goodwill

Goodwill represents York's original purchase price of the Bronze Companies in excess of the fair value of the Bronze Companies' net tangible and intangible assets purchased. Goodwill is being amortized on a straight-line method over 40 years for York Bronze and 19 years for OMC. Amortization expense for 2000 was approximately $1,365,000 and accumulated amortization as of December 31, 2000, was approximately $3,406,000.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. The cost of ordinary maintenance and repairs is expensed while renewals and replacements are capitalized. Depreciation is computed based on the estimated useful lives of the assets using the straight-line method. Estimated useful lives range from 15 to 20 years for buildings and improvements and five to 10 years for machinery, equipment and furniture and fixtures.

Income Taxes

The Bronze Companies file a consolidated federal income tax return with the Parent. Income taxes in the Bronze Companies' combined financial statements have been allocated on a separate company basis and reflect the Parent's payment of taxes related to income generated by the Bronze Companies.

A current tax liability or asset is recognized for the estimated taxes payable or refundable as if the Bronze Companies were to file separate returns. Any current tax liability or asset is reflected as amounts due to Parent in the accompanying combined financial statements. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences. Deferred taxes are determined based upon current tax laws and rates, and any impact from changes in these tax regulations and rates is recorded in the period in which the related change is enacted.

Long-Lived Assets

The Bronze Companies evaluate the recoverability of property, plant and equipment and intangible assets on a going concern basis if facts and circumstances indicate that any of those assets might be impaired. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to fair value or discounted cash flow value is necessary. Pursuant to SFAS No. 121, management does not believe an impairment is required as of March 31, 2001.

Overhead Allocations

York provided certain services to the Bronze Companies commonly provided by parent companies to subsidiaries including human resources, information technology, insurance administration, legal and financing. During the year ended December 31, 2000, York charged the Bronze Companies a total of approximately $1.2 million related to the aforementioned services.

Recent Accounting Pronouncements

In 2000, the Bronze Companies adopted Emerging Issues Task Force (EITF) Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." EITF No. 00-10 requires the recognition of shipping and handling fee revenue within revenues and the associated expenses as an expense. The adoption of this EITF did not have a material impact on the combined results of operations or financial position of the Bronze Companies.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," which are effective beginning January 1, 2002. Pursuant to SFAS No. 142, goodwill amortization will not be recorded subsequent to December 31, 2001.

2.  NOTES RECEIVABLE:

As of December 31, 2000, the Bronze Companies had two outstanding notes receivable, which bear interest at 9.75 percent and are substantially all due within one year.


3.  LONG-TERM DEBT:

As of December 31, 2000, OMC had a note payable outstanding related to the purchase of land and improvements in Brazos County, Texas. The note bears interest at 9.50 percent, and principal and interest are due monthly though December 2007. The note is secured by the land purchased. Aggregate annual maturities of debt as of December 31, 2000, are as follows (in thousands):

                       2001                       $  41
                       2002                          45
                       2003                          49
                       2004                          54
                       2005                          59
                       Thereafter                   132
                                                    ---
                                                    380
                       Less - Current portion       (41)
                                                    ---
                       Total                      $ 339
                                                    ===

The estimated fair value of the Bronze Companies' long-term debt and all other financial instruments at December 31, 2000, approximates the carrying value. The fair value was estimated using market interest rates for similar types of instruments.

York financed its original acquisition of York Bronze in March 1998 using unsecured corporate credit facilities. In an amendment executed in August 1999, the common stock and substantially all of the assets of the Bronze Companies were pledged as collateral on certain indebtedness of York. The indebtedness has not been pushed down to the Bronze Companies' combined financial statements. This indebtedness was repaid by York in May 2001 from the proceeds of the sale of the Bronze Companies (see Note 1). In connection with York's repayment of the indebtedness, all pledges on the Bronze Companies' common stock and assets were released by the creditors.


4.  INCOME TAXES:

The components of income tax expense for the year ended December 31, 2000, are as follows (in thousands):

                  Current -
                   Federal                          $   (415)
                   State                                 (18)
                  Deferred -
                   Federal                             1,938
                   State                                 262
                                                      ------
                  Total                             $  1,767
                                                      ======

Deferred tax assets and liabilities result from temporary differences between the financial statement and tax bases of assets and liabilities. The significant components of deferred tax liabilities at December 31, 2000, are as follows (in thousands):

             Deferred tax liabilities -
              Depreciable and amortizable assets           $   3,413
              Other, net                                         439
                                                              ------
             Net deferred tax liabilities                   $  3,852
                                                              ======

No valuation allowance has been provided against the deferred tax assets as the Bronze Companies have concluded these tax benefits are realizable either through carryback availability against prior years' taxable income, the reversal of existing deferred tax liabilities or future taxable income.

A reconciliation between the U.S. federal statutory rate and the Bronze Companies' effective tax rate for the year ended December 31, 2000, is as follows (in thousands):

             U.S. federal statutory rate                        35.0%
             State income taxes, net of federal tax benefit      5.5
             Nondeductible goodwill                             15.0
             Miscellaneous other nondeductible expenses          (.1)
                                                                ----
                                                                55.4%
                                                                ====

5.  COMMITMENTS AND CONTINGENCIES:

Operating Leases

York Bronze leases certain office and warehouse facilities and data processing and transportation equipment under noncancelable operating leases that expire through August 2005. The leases generally provide that York Bronze shall pay for utilities, insurance, taxes and maintenance. York Bronze is also obligated under a capital lease for the purchase of land, building and improvements in Preston County, West Virginia.

The annual payments for operating leases and the present value of future minimum capital lease payments as of December 31, 2000, are as follows (in thousands):
                                       Minimum
                                        Lease            Capital
                                       Payments      Lease Obligation
                                       --------      ----------------
  2001                                  $  40            $  14
  2002                                     37               14
  2003                                     21               14
  2004                                     21               14
  2005                                     11                -
                                          ---              ---
  Total minimum lease payments          $ 130               56
		                              ===
  Less - Amount representing interest                      (12)
                                                           ---
  Capital lease obligation                               $  44
                                                           ===

The Bronze Companies' rental expense under operating leases for the year ended December 31, 2000, totaled approximately $23,000.

Deferred Compensation

The Bronze Companies have deferred compensation arrangements with certain former stockholders of York Bronze that provide for future payments through December 2001. The arrangements provide for interest ranging from 6.00 percent to 11.50 percent, with deferred compensation and interest due in either monthly or quarterly installments through December 2012. As of December 31, 2000, approximately $553,000 was due under the arrangements. The current portion of the obligation has been recorded in accrued liabilities and the long-term portion has been reflected in other noncurrent liabilities in the accompanying combined financial statements. Future maturities of deferred compensation as of December 31, 2000, are as follows (in thousands):

                       2001                       $  42
                       2002                          46
                       2003                          50
                       2004                          40
                       2005                          38
                       Thereafter                   337
                                                    ---
                                                    553
                       Less - Current portion       (56)
                                                    ---
                       Total                      $ 497
                                                    ===

401(k) Profit-Sharing and Retirement Plans

York Bronze and OMC sponsor a 401(k) profit-sharing plan and 401(k) retirement plan, respectively (collectively, the Plans), for eligible employees. Employees may make tax-deferred contributions to the Plans, subject to certain limitations as defined by the Internal Revenue Code. The Bronze Companies made matching contributions which totaled approximately $43,000 during 2000.

Other

York Bronze and York are presently defending civil litigation in West Virginia brought by the former owners of York Bronze. The plaintiffs claim the breach of an agreement and plan of merger dated February 17, 1998, and of an accompanying escrow agreement. The plaintiffs are seeking damages of $2.6 million, plus interest on what the plaintiffs claim is an improperly held escrow account, punitive damages and attorneys' fees. York Bronze and York are vigorously defending these claims and believe they have no merit. In the opinion of management, the ultimate resolution of this matter is not expected to have a material adverse effect on the Bronze Companies' financial position or results of operations.

The Bronze Companies are also subject to certain claims and disputes arising in the normal course of operations. In the opinion of management, uninsured losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Bronze Companies' financial position or results of operations.

6.  PENSION PLAN:

Substantially all employees of York Bronze are eligible to participate in a defined benefit pension plan. The following table sets forth the funded status and amounts included in other assets in the Bronze Companies' combined balance sheet as of December 31, 2000, relating to York Bronze's defined benefit pension plan (in thousands):

     Changes in benefit obligation -
      Benefit obligations, beginning of year          $ 5,327
      Service cost                                        238
      Interest cost                                       357
      Actuarial loss                                     (246)
      Benefits paid                                      (354)
                                                        -----
      Benefit obligations, end of year                $ 5,322
                                                        =====
     Changes in plan assets -
      Fair value of plan assets, beginning of year    $ 6,357
      Actual return on plan assets                       (156)
      Company contribution                                180
      Benefits paid                                      (374)
                                                        -----
     Fair value of plan assets, end of year           $ 6,007
                                                        =====

     Funded status of the plan                        $   685
     Unrecognized actuarial gains                          84
     Unrecognized prior service cost                      102
     Unrecognized net transition obligation               (43)
                                                        -----
     Prepaid pension cost                             $   828
                                                        =====

Net pension cost for 2000 included the following components (in thousands):
     Service cost benefits earned during the year     $   238
     Interest cost on projected benefit obligations       357
     Actual return on plan assets                        (504)
     Net deferrals                                          4
                                                        -----
     Net periodic pension costs                       $    95
                                                        =====

Weighted average assumptions underlying the actuarial computations are as follows:
     Discount rate                                       7.00%
     Expected return on plan assets                      8.00
     Rate of compensation increase                       4.00


7.  PLANT CLOSURE AND SHUTDOWN EXPENSES:

During 2000, York Bronze recorded a charge of approximately $1.4 million related to the write-down of its closed Aiken, South Carolina, foundry to reflect the facility's estimated fair value. The remaining Aiken plant assets of approximately $1.7 million have been classified as assets held for sale in the accompanying combined balance sheets. York Bronze also recorded a charge of approximately $700,000 to record additional shutdown expenses.

8.  SUPPLEMENTAL INFORMATION:

The detail of certain balance sheet accounts as of December 31, 2000, was as follows:

     Inventories -
      Raw materials                                     $    622
      Work in process                                        415
      Finished goods                                       1,605
                                                          ------
                                                        $  2,642
                                                          ======

     Property, plant and equipment -
      Land and improvements                             $    700
      Buildings and improvements                           3,803
      Machinery and equipment                             13,346
      Vehicles, furniture and fixtures                     1,230
      Construction in process                                725
                                                          ------
                                                          19,804
     Less - Accumulated depreciation                      (3,476)
                                                          ------
                                                          16,328
     Less - Amounts included in assets held for sale      (1,697)
                                                          ------
     Property, plant and equipment, net                 $ 14,631
                                                          ======

     Accrued liabilities -
      Accrued payroll                                   $    327
      Plant closure accrual                                  413
      Billings in excess                                     279
      Other accrued liabilities                              358
                                                          ------
                                                        $  1,377
                                                          ======

     Other noncurrent liabilities -
      Billings in excess                                $  3,740
      Other noncurrent liabilities                           497
                                                          ------
                                                        $  4,237
                                                          ======

                                                                    APPENDIX B
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                     MARCH 31, 2001
                                     (in thousands)

                                                   As Reported
                                            -------------------------
                                                           Commemorative      Pro Forma        Pro Forma
                                            Matthews        Products (H)     Adjustments     Consolidated
                                            --------        ----------         --------         --------
ASSETS
Current assets:
Cash and cash equivalents                   $ 37,400         $    200         $(15,000) A      $ 22,600
Short-term investments                           266              -                -                266
Accounts receivable                           44,536            4,826              -             49,362
Inventories                                   16,529            2,397              -             18,926
Other current assets                           2,391                5              -              2,396
                                             -------          -------          -------          -------
   Total current assets                      101,122            7,428          (15,000)          93,550
Investments                                   15,668                                             15,668
Property, plant and equipment, net            41,449           13,038           (3,215) B        51,272
Deferred income taxes and other assets        13,844           (2,666)             -             11,178
Assets held for sale                             -              1,841           (1,841) C           -
Goodwill and other intangible assets, net     47,895           48,142           (9,432) A        86,605
                                             -------          -------          -------          -------
Total assets                                $219,978         $ 67,783         $(29,488)        $258,273
                                             =======          =======          =======          =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Long-term debt, current maturities             2,176               52              (41) A         2,187
Accounts payable                              10,679            2,779              -             13,458
Accrued compensation                          10,640              -                -             10,640
Accrued income taxes                           4,692              -                -              4,692
Customer prepayments                           6,016              -                -              6,016
Amounts due to Parent                            -             14,861          (14,861) D           -
Other current liabilities                     11,215              959              265  A,C      12,439
                                             -------           ------          -------          -------
  Total current liabilities                   45,418           18,651          (14,637)          49,432
Long-term debt                                10,738              349           29,681  A,E      40,768
Estimated finishing costs                      4,161            3,740              -              7,901
Postretirement benefits                       18,793              -                -             18,793
Other liabilities                             10,733              511              -             11,244

Shareholders' equity:
 Common stock                                 18,167                1               (1) A        18,167
 Additional paid in capital                                    30,781          (30,781) A           -
 Retained earnings                           187,807           13,750          (13,750) A       187,807
 Accumulated other
  comprehensive income (loss)                (10,558)             -                -            (10,558)
Treasury stock, at cost                      (65,281)             -                -            (65,281)
                                             -------          -------          -------          -------
 Total shareholders' equity                  130,135           44,532          (44,532)        $130,135
                                             -------          -------          -------          -------
Total liabilities and
 shareholders' equity                       $219,978         $ 67,783         $(29,488)        $258,273
                                             =======          =======          =======          =======

                                                                    APPENDIX C
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                         for the six months ended March 31, 2001
                    (dollars in thousands, except per share amounts)

                                                   As Reported
                                            -------------------------
                                                           Commemorative      Pro Forma        Pro Forma
                                            Matthews         Products        Adjustments     Consolidated
                                            --------         --------         --------         --------
Sales                                       $132,895         $ 20,463         $    -           $153,358

Cost of sales                                (76,517)         (12,797)             144  B       (89,170)
                                             -------          -------          -------          -------

Gross profit                                  56,378            7,666              144           64,188

Selling and administrative expenses          (33,482)          (5,271)            (282) F       (39,035)

Special items                                  2,177           (1,036)             -              1,141
                                             -------          -------          -------          -------

Operating profit                              25,073            1,359             (138)          26,294

Investment income                              1,417              -                -              1,417

Interest expense                                (656)             (67)            (708) E        (1,431)

Other income (deductions), net                  (557)             158              -               (399)

Minority interest                             (1,066)             -                -             (1,066)
                                             -------          -------          -------          -------

Income before income taxes                    24,211            1,450             (846)          24,815

Income taxes                                  (9,345)            (834)             613  G        (9,566)
                                             -------          -------          -------          -------

Net income                                  $ 14,866         $    616         $   (233)        $ 15,249
                                             =======          =======          =======          =======



Diluted earnings per share                    $  .95                                             $  .97
                                               =====                                              =====


Diluted weighted-average
 outstanding shares                       15,678,189                                         15,678,189
                                          ==========                                         ==========

                                                                    APPENDIX D
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                          for the year ended September 30, 2000
                    (dollars in thousands, except per share amounts)

                                                   As Reported
                                            -------------------------
                                                           Commemorative      Pro Forma        Pro Forma
                                            Matthews        Products (1)     Adjustments     Consolidated
                                            --------         --------         --------         --------
Sales                                      $ 262,365         $ 43,259         $    -          $ 305,624

Cost of sales                               (144,276)         (28,346)             250  B      (172,372)
                                             -------          -------          -------          -------

Gross profit                                 118,089           14,913              250          133,252

Selling and administrative expenses          (70,313)          (9,610)            (571) F       (80,494)

Special items                                    -             (2,084)             -             (2,084)
                                             -------          -------          -------          -------

Operating profit                              47,776            3,219             (321)          50,674

Investment income                              1,828              -                -              1,828

Interest expense                              (1,488)             (94)          (1,415) E        (2,997)

Other income (deductions), net                   125               63              -                188

Minority interest                             (2,303)             -                -             (2,303)
                                             -------          -------          -------          -------

Income before income taxes                    45,938            3,188           (1,736)          47,390

Income taxes                                 (18,015)          (1,767)           1,240  G       (18,542)
                                             -------          -------          -------          -------

Net income                                  $ 27,923         $  1,421         $   (496)        $ 28,848
                                             =======          =======          =======          =======



Diluted earnings per share                    $ 1.76                                             $ 1.82
                                               =====                                              =====

Diluted weighted-average
 outstanding shares                       15,851,577                                         15,851,577
                                          ==========                                         ==========


(1) Commemorative Products information is for the year ended December 31, 2000.

The unaudited pro forma condensed consolidated financial statements reflect the following pro forma adjustments:

A Matthews has accounted for this acquisition using the purchase method and, accordingly, recorded the acquired assets and liabilities (including estimated acquisition costs) at their estimated fair values at the closing date. The purchase price was $45.0 million cash, financed in part by bank borrowings of $30.0 million. The excess purchase price over the value of assets acquired, net of liabilities assumed, was recorded as goodwill.

B Certain property, plant and equipment of the Commemorative Products business of The York Group, Inc. and related depreciation expense were adjusted to conform to Matthews' asset capitalization policies.

C Assets held for sale of $1.8 million, and the related plant closure accrual of $335,000, were not purchased by Matthews in the acquisition.

D  Amounts due to Parent were not assumed by Matthews in the acquisition.

E Additional debt incurred in connection with the acquisition represented borrowings of $30.0 million under Matthews' Revolving Credit and Term Loan Agreement. The borrowings bear interest at LIBOR plus .75%, which was 4.83% at the closing date. Assuming a 0.125% change in interest rates, interest expense would change by $18,750 and $37,500, respectively, for the six months ended March 31, 2001 and the year ended September 30, 2000.

F Selling and administrative expenses have been adjusted to reflect incremental amortization of goodwill and other intangible assets resulting from the acquisition. Goodwill is amortized on a straight-line basis over a 20-year period.

G The provision for income taxes was adjusted at an assumed effective tax rate of 40% for pro forma changes in interest expense and depreciation expense and to reflect the full amount of goodwill amortization.

H Certain amounts in the balance sheet of the Commemorative Products business of The York Group, Inc. have been reclassified to conform to Matthews' presentation.